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                                                                 Exhibit (a)(21)

NEWS RELEASE

                         TRW Inc.
                         1900 Richmond Road
                         Cleveland, OH 44124

                                                                          [logo]
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                            Contacts
                            TRW             Jay A. McCaffrey     (Cleveland)
                                            216.291.7179         (Media)

                                            Larry Edelman        (Cleveland)
                                            216.291.7506         (Investors)

                            LucasVarity     Nicholas Jones       (UK)
                                            011.44.171.647.0617

                            JP Morgan       Sarah Nash           (New York)
                                            212.483.2323



TRW COMMENCES COMPULSORY ACQUISITION PROCEDURE
FOR LUCASVARITY PLC


CLEVELAND, March 29, 1999 - TRW Inc. (NYSE: TRW) today announces that it has acquired or agreed to acquire 90 percent of LucasVarity's issued share capital.

Accordingly, TRW today issued notices to those LucasVarity shareholders who have not already accepted the offer, informing them that it intends to exercise its rights under section 429 of the Companies Act 1985 to acquire compulsorily all their LucasVarity shares (including those represented by LucasVarity ADSs).

The offer will remain open for acceptance until further notice. At least 14 calendar days' notice will be given before the offer is closed.

TRW, with sales of approximately $12 billion in 1998, provides advanced technology products and services for the automotive, space and defense, and information technology markets. The company's news releases are available through TRW's corporate Web site (http://www.trw.com/).

LucasVarity plc is a U.K. company with shares traded in London and, in the form of ADRs, on the New York Stock Exchange. The company has $6.8 billion of sales, $5.6 billion of which are derived from the automotive industry and $1.2 billion from aerospace.

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Inquiries should be forwarded to:


U.K. Receiving Agent:                Computershare Services PLC
                                     44 (0) 117 305 1001
U.S. Depositary:                     Morgan Guaranty Trust Company of New York
                                     800.428.4237
Information Agent:                   Georgeson & Company Inc.
                                     800.223.2064